Exhibit 10.2
SECOND AMENDMENT TO
M.D.C. HOLDINGS, INC.
2001 EQUITY INCENTIVE PLAN
     The following Second Amendment to the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan, effective March 26, 2001 (the “Plan”), as first amended on April 28, 2003, was adopted by the Board of Directors on March 10, 2008, and became effective by shareowner approval at the annual meeting on April 29, 2008. Capitalized terms used herein shall have the meanings ascribed in the Plan, unless otherwise defined herein.
RECITALS
     Pursuant to the Plan, the employees of the Company have been awarded certain Options to acquire shares of the Company’s common stock. Due to significant changes in the homebuilding market, the exercise prices of many of the outstanding Options are higher than the current market price of the Company’s common stock.
     Article XVI of the Plan is hereby struck and replaced in its entirety with the following:
ARTICLE XVI
PLAN AMENDMENT, MODIFICATION AND TERMINATION
16.1 Powers of the Committee. The Committee may at any time terminate, and from time to time may amend or modify the Plan. Specifically, and without limiting the foregoing, the Board is hereby authorized to and may, in its discretion, amend the provisions relating to Options held by one or more persons and issued under the Plan to permit adjustment of the exercise price of those Options (a “repricing”). No amendment or modification may become effective, however, without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.
16.2 Effects Of Amendments To The Plan On Outstanding Options. No amendment, modification or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant holding such Award.
16.3 Exchange Program. Notwithstanding the above, for Options granted under the Plan outstanding on April 29, 2008 held by current employees of the Company on that date (other than employees who have given notice of their resignations) and having an exercise price on that date greater than the closing price on the New York Stock Exchange of the Company’s common stock on April 29, 2008 (the “Outstanding Underwater Options”), shall be eligible for exchange pursuant to the Exchange Program, described in Section 16.3(a) below.

     (a) The Company shall offer to reprice (the “Exchange Program”) on April 29, 2008, the Outstanding Underwater Options. The Outstanding Underwater Options held by each current employee, who accepts the offer in compliance with the terms of the Exchange Program, will be deemed to have been repriced such that the fair market value used to determine the exercise price of each Outstanding Underwater Option will be the closing price of the Common Stock on the New York Stock Exchange on April 29, 2008. For example, if the exercise price of the option was the fair market value when the option was granted, the new exercise price will be the closing price of the Common Stock on April 29, 2008. As another example, if the exercise price of the option was not equal to the fair market value when the option was granted, but rather was a multiple of the fair market value, the new exercise price will be the same multiple of the closing price of the Common Stock on April 29, 2008.
     (b) Except as noted in Section 16.3(a) above, all other terms of the repriced options will remain unchanged.

M.D.C. HOLDINGS, INC.

By:	/s/ Paris G. Reece III

Date: April 29, 2008

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